SCHEDULE 1.1

                              DESIGNATED TERRITORY


Andorra
Anguilla
Antigua
Bahamas
Bahrein
Barbados
Belize
Bermuda
British Virgin Islands
Campione
Cayman Islands
CI - Guernsey
CI - Jersey
Cook Islands
Costa Rica
Cyprus
Gibraltar
Greece
Isle of Man
Jamaica
Liberia
Liechtenstein
Luxembourg
Macao
Malta
Monaco
Montserrat
Nauru
Netherland Antilles
Panama
St. Kitts & Nevis
Tonga
Turks & Caicos
Trinidad & Tobago
Vanatu
Vatican
Western Samoa